Exhibit 2.1

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

BBI SOURCE SCIENTIFIC, INC.,

a Massachusetts corporation,

 BOSTON BIOMEDICA, INC.,

a Massachusetts corporation,

RICHARD W. HENSON,

an individual,

and

BRUCE A. SARGEANT,

an individual

June 2, 2004

LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

This LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 2nd day of June 2004, by and among RICHARD W. HENSON, an individual (“Henson”), BRUCE A. SARGEANT, an individual (“Sargeant”), BBI SOURCE SCIENTIFIC, INC., a Massachusetts corporation (“Seller”), and BOSTON BIOMEDICA, INC., a Massachusetts corporation (“BBI”).  Henson and Sargeant are sometimes individually referred to herein as a “Buyer” and are collectively referred to herein as the “Buyers.”

R E C I T A L S

A.                                   Seller is an ISO 9001-2000, ISO 13485 and EN46001 certified developer and manufacturer of laboratory and medical instruments (collectively, the “Business”).  Seller owns all of the outstanding membership interests (the “Units”) of Source Scientific, LLC, a California limited liability company (“Source Scientific”), and BBI owns all of the issued and outstanding shares of capital stock of Seller.

B.                                     Immediately prior to the consummation of the transaction contemplated by this Agreement, Seller has caused the Business to be transferred from Seller to Source Scientific by Seller’s contribution of substantially all of the assets and certain enumerated liabilities of Seller used by it in connection with the Business pursuant to a Subscription Agreement and Assumption of Liabilities, each dated of even date herewith, by and between Seller and Source Scientific (respectively, the “Subscription Agreement” and the “Assumption of Liabilities”); and in connection with such transfer and contribution, Seller did not transfer or contribute (i) any assets or liabilities relating to Seller’s and BBI’s pressure cycling technology activities, and (ii) any intercompany accounts receivable or payable (as used in this Agreement, the term “Business” shall be deemed not to include any such pressure cycling technology activities and intercompany accounts receivable and payable).

C.                                     On the terms and subject to the conditions set forth in this Agreement, Seller desires to sell and transfer to each Buyer, and each Buyer desires to purchase and acquire from Seller, 35 Units, which Units, consisting of 70 Units in the aggregate (the “Purchased Units”), shall represent 70% of all of the outstanding Units.

A G R E E M E N T

In consideration of the foregoing recitals and the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.                                      Purchase and Sale of Purchased Units.  On the terms and subject to the conditions of this Agreement, Seller hereby sells, assigns, transfers and delivers to each Buyer, and each Buyer hereby purchases and acquires from Seller, on and as of the date hereof (the “Closing Date”), 35 of the Purchased Units.  Schedule 1 of the Disclosure Schedule sets forth the number and type of Units that Seller is hereby selling, assigning, transferring and delivering to each Buyer.

2.                                      Purchase Price and Terms of Payment.

2.1                               Purchase Price.  As consideration for the sale to each Buyer of 35 Units (the “Purchase Price”), each Buyer shall deliver to Seller such Buyer’s Three (3) Year Secured Nonrecourse Term Promissory Note, in the form of Exhibit A attached hereto, in the principal amount of Four Hundred Fifty Thousand Dollars ($450,000), with such note bearing interest at the rate of ten percent (10.0%) per annum (collectively, the “Buyer Notes”).

2.2                               Note Secured by Pledge of Purchased Units.  Each Buyer’s obligations under such Buyer’s Buyer Note shall be secured by a pledge by such Buyer to Seller of all of the Units purchased and acquired by such Buyer, on the terms and subject to the conditions of the LLC Membership Interest Pledge Agreement in the form of Exhibit B attached hereto (the “Pledge Agreement”).  Except to the extent specifically set forth in each Buyer Note, Seller shall look only to the security interest granted to it pursuant to the Pledge Agreement in the Purchased Units in satisfaction of such Buyer’s obligations under such Buyer’s Buyer Note.  Except to the extent specifically set forth in each Buyer Note, neitherBuyer shall have any personal liability for the payment of such Buyer’s Buyer Note.

2.3                               Non-Competition Agreement.  At the Closing, Seller and BBI shall enter into the Non-Competition Agreement in the form of Exhibit C attached hereto (the “Non-Competition Agreement”).

3.                                      Representations and Warranties of Seller and BBI.  Except as otherwise set forth in Seller’s and BBI’s Disclosure Schedule (the “Disclosure Schedule”), each of Seller and BBI, jointly and severally, represents and warrants to Buyers as follows:

3.1                               Organization and Qualification.  Each of Seller and BBI is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts.  Each of Seller and BBI has the corporate power and corporate authority to carry on its business as presently conducted.

3.2                               Authorization.  Each of Seller and BBI has the requisite corporate power, authority and legal right and capacity to enter into this Agreement and the agreements contemplated hereby (the “Ancillary Agreements”), to the extent it is a party thereto, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by  each of Seller and BBI of this Agreement and the Ancillary Agreements to which it is a party, have been duly authorized by all necessary corporate or limited liability company action on the part of Seller and BBI, as the case may be, to make this Agreement and the Ancillary Agreements to which it is a party valid and binding upon Seller and BBI, as the case may be, in accordance with their respective terms.

3.3                               Due Execution and Delivery; Binding Obligations.  This Agreement and each of the Ancillary Agreements has been duly executed and delivered by Seller and BBI, to the extent Seller and BBI is a party hereto or thereto.  This Agreement and each of the Ancillary Agreements constitute, the legal, valid and binding agreements and obligations of  Seller and BBI, to the extent Seller and BBI is a party hereto or thereto, enforceable against Seller and BBI in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

3.4                               No Conflict or Violation.  Assuming all of the Seller’s Required Consents are obtained pursuant to Section 3.5, except as reflected on Schedule 3.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller and BBI, to the extent Seller and BBI is a party hereto or thereto, nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a violation of, or a conflict with, Seller’s or BBI’s charter documents or any subscription, stockholders’, operating or similar types of agreements or understandings to which Seller or BBI is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any agreement to which Seller or BBI is a party or by which any of the assets of Source Scientific or the Business (the “Source Scientific Assets”) is bound or affected; (c) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, any party of any severance, termination, “golden parachute” or other similar payments pursuant to any employment or other agreement of Seller, or Seller’s current or former officers, directors or employees; (d) to Seller’s and BBI’s Knowledge, a violation by Seller or BBI of any applicable law; or (e) a violation by Seller or BBI of any order, judgment, writ, injunction decree or award to which Seller or BBI, respectively, is a party or by which the Source Scientific Assets are bound or affected.

3.5                               Consents and Approvals.  Except as set forth on Schedule 3.5 of the Disclosure Schedule (the “Seller’s Required Consents”), no consent, permit approval or authorization of, or declaration, filing, application, transfer, registration with, any governmental or regulatory authority, or any other person or entity (“Permits”) is required to be made or obtained by Seller or BBI or Source Scientific by virtue of its execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which it is a party, or to consummate any of the transactions contemplated hereby or thereby, or to avoid the loss of any

Permit and other rights from, and filings with, any governmental authority used in or relating to the Business, or the violation, breach or termination of, or any default under, or the creation of Encumbrances (as defined in Section 3.7) on any Source Scientific Assets pursuant to the terms of any law, and to continue the operation of the Business after the Closing Date in the manner previously conducted by Seller, except where the failure to obtain or file any such Permits would not have a material adverse effect on the Source Scientific Assets or the Business..

3.6                               Pending Litigation.  Except as disclosed on Schedule 3.6 of the Disclosure Schedule, there is no pending or, to Seller’s or BBI’s Knowledge, threatened action, claim, suit, litigation, proceeding, arbitration, mediation or other dispute (each, an “Action”), whether private or public, affecting Seller, BBI or the Business which could reasonably be expected to affect the enforceability of this Agreement or any of the Ancillary Agreements or which could reasonably be expected to materially and adversely affect the Business, the Source Scientific Assets or Seller’s, BBI’s or Source Scientific’s ability to consummate the transactions contemplated by or perform its obligations under this Agreement or any of the Ancillary Agreements to which it is a party.

3.7                               Title to and Adequacy of Assets.  Except as disclosed on Schedule 3.7 of the Disclosure Schedule, Source Scientific has good and marketable title to the Source Scientific Assets, free and clear of restrictions or conditions on transfer or assignment, and free and clear of all mortgages, liens, security interests, encumbrances, pledges, leases, equities, claims, charges, conditions, and conditional sale contracts (“Encumbrances”) other than liens for taxes not yet due, mechanics and similar liens and purchase money security interests (collectively, “Permitted Encumbrances”).  Except as set forth on Schedule 3.7 of the Disclosure Schedule, Source Scientific’s assets are in the exclusive possession and control of Source Scientific and, to the Knowledge of Seller and BBI, Source Scientific has the unencumbered right to use such assets without interference from others.

3.8                               Inventory.  Schedule 3.8 of the Disclosure Schedule sets forth an accurate list of the inventory and work-in-process of the Business as of the close of business on the day immediately preceding the Closing Date.  Except as set forth in Schedule 3.8 of the Disclosure Schedule, all finished goods, work in process and raw materials contained in the Inventory will be, of a quality and quantity saleable in the ordinary course of the Business at prevailing market prices without discounts.  Sales commitments for finished goods are all at prices in excess of prices used by Seller in valuing inventory, after allowing for selling expenses and a normal profit margin.

3.9                               Accounts Receivable.  Schedule 3.9 of the Disclosure Schedule sets forth (a) an accurate list at the close of business on the day immediately preceding the Closing Date, of all accounts receivable of Source Scientific, and (b) an accurate aging of all such accounts receivable showing amounts due in 30-day aging categories.  All such accounts receivable on such listings have and will have arisen from the provision of services by Seller, as the predecessor-in-interest to Source Scientific, in the ordinary course of business.  Neither Seller,

BBI nor Source Scientific has received any notice or knows of any counterclaim or set-off with respect to any accounts receivable, or any facts or circumstances that would be the basis for any such counterclaim or set-off, which is not reflected or taken into account in the contractual allowance or bad debt reserves set forth in BBI’s consolidated financial statements.

3.10                        Leases.  Schedule 3.10 of the Disclosure Schedule contains a list of all leases under which Source Scientific possesses or uses real property used in the Business (the “Real Property Leases”) and all leases under which Source Scientific possesses or uses items of tangible personal property used in the Business (the “Personal Property Leases”).  True, correct and complete copies of the Real Property Leases and Personal Property Leases have been delivered to Buyers, together with the names and addresses of the lessors thereunder.  Neither Seller, BBI nor Source Scientific is in default, and, to the Knowledge of Seller and BBI, no facts or circumstances have occurred which through the passage of time or the giving of notice, or both, would constitute a default by Seller, BBI or Source Scientific, under any of the Real Property Leases or the Personal Property Leases.

3.11                        Contracts, Agreements and Commitments.  Except for any collective bargaining, labor, employment agreements and employment policies and benefit plans and programs that are disclosed on Schedule 3.17 of the Disclosure Schedule and Real Property Leases and Personal Property Leases that are disclosed in Schedule 3.10 of the Disclosure Schedule, Schedule 3.11 of the Disclosure Schedule contains an accurate and complete list of each of the contracts, agreements, licenses and instruments to which Seller or Source Scientific is a party or is subject (collectively, the “Material Contracts”).  True, correct and complete copies of all items so listed in Schedule 3.11 of the Disclosure Schedule have been furnished to Buyers.  Except as set forth on Schedule 3.11 of the Disclosure Schedule, (a) each of such Material Contracts is valid and binding and is enforceable in accordance with its terms; (b) there have not been any defaults by Seller, BBI or Source Scientific or, to the Knowledge of Seller and BBI, any defaults or claims of default or of non-enforceability by the other party or parties to any such Material Contracts; and (c) there are no facts or conditions that have occurred which, with or without the passage of time or the giving of notice, or both, would constitute a default by Seller, BBI or Source Scientific or, to the Knowledge of Seller and BBI, by the other party or parties under any of such Material Contracts.

3.12                        Intellectual Property Rights.

(a)                                  For purposes of this Section 3.12, “Intellectual Property” means a patent, patent application, trademark or service mark, trademark or service mark application, trade name or copyright, and “Computer Software” means all information, however embodied, with respect to information processing processes and programs, including software, firmware, databases and manuals and documentation with respect thereto.

(b)                                 All rights of ownership of, or material licenses to use, Intellectual Property (other than copyrights that have not been registered with the United States Copyright

Office) or Computer Software held by Source Scientific are listed on Schedule 3.12 of the Disclosure Schedule.  There are no Intellectual Property or Computer Software rights, other than those set forth on such schedule, reasonably necessary to the conduct of the Business as presently conducted.

(c)                                  Except as set forth on Schedule 3.12 of the Disclosure Schedule, all rights to Intellectual Property required to be listed in Schedule 3.12 of the Disclosure Schedule and in which Source Scientific claims ownership rights:

(i)                                     are owned exclusively by Source Scientific, free and clear of any Encumbrances and, to the Knowledge of Seller and BBI, no other person has any right or interest in or license to use or right to license others to use any of the Intellectual Property;

(ii)                                  are freely transferable (except as otherwise required by law); and

(iii)                               are not subject to any outstanding order, decree, judgment or stipulation.

(d)                                 Except as set forth in Schedule 3.12 of the Disclosure Schedule, with respect to any Computer Software licensed or sold by Seller to third parties and in which Source Scientific claims ownership rights, Seller has: (i) affixed in a timely manner appropriate copyright notices complying with the Copyright Act of 1976, as amended, and the rules and regulations of the United States Copyright Office to all copies of such Computer Software, in object code form or any other form distributed to the public; (ii) distributed such Computer Software only pursuant to written agreements limiting the use, reproduction, distribution and disclosure thereof, and requiring the licensees to preserve the confidentiality thereof to an extent adequate to protect Source Scientific’s rights therein; and (iii) disclosed or made available the source code or systems documentation thereof only to employees or consultants of Source Scientific who required such disclosure or access for the business purposes of Source Scientific.

(e)                                  With respect to any Intellectual Property or Computer Software set forth on Schedule 3.12 of the Disclosure Schedule which Source Scientific holds a license to use, such license is adequate to the conduct of the Business as presently conducted.

(f)                                    No proceedings to which Seller or BBI is a party have been commenced which (i) challenge the rights of Seller or BBI in respect of the Intellectual Property or any Computer Software listed on Schedule 3.12 of the Disclosure Schedule or (ii) charge Seller or BBI with infringement of any other person’s rights in Intellectual Property or Computer Software.

(g)                                 To Seller’s and BBI’s Knowledge, none of the rights in Intellectual Property or Computer Software listed on Schedule 3.12 of the Disclosure Schedule is being infringed by any other person and Seller has not infringed upon, and Source Scientific is not infringing upon, any Intellectual Property or Computer Software rights of any other person.

(h)                                 No director, officer or employee of Seller, BBI or Source Scientific owns, directly or indirectly, in whole or in part, any Intellectual Property right which Seller, BBI or Source Scientific has used, is presently using, or the use of which is reasonably necessary to the Business as now conducted.

(i)                                     In addition to the Intellectual Property described above, Source Scientific has the right to use, free and clear of any claims or rights of others except claims or rights described in Schedule 3.12 of the Disclosure Schedule all trade secrets, customer lists, manufacturing secret processes (collectively “Trade Secrets”) required for or used in the manufacture or marketing of all products formerly or presently produced by Source Scientific or any predecessor-in-interest to the Business, including products licensed from others.  Source Scientific and Seller has each adopted commercially reasonable measures adequate to protect its Trade Secrets. Copies of all forms of confidentiality or non-disclosure agreements utilized by Source Scientific or Seller to protect its Trade Secrets have been provided to Buyers.  To the Knowledge of Seller and BBI, Source Scientific is not using or in any way making use of any Trade Secrets of any third party, including without limitation a former employer of any present or past employee of Seller, BBI or Source Scientific.

(j)                                     To Seller’s Knowledge, none of the Trade Secrets is being infringed by any other person, and none of the Trade Secrets infringe upon the trade secret rights of any other person.

3.13                        Books and Records.  Each of Seller and BBI has made and kept (and given Buyers or their agents access to) the books and records pertaining to the Business (the “Books and Records”), which, in reasonable detail, accurately and fairly reflect, in all material respects, the activities and transactions of Seller and BBI related to the Business, the dispositions of assets related to the Business and the financial condition of Seller and the Business.

3.14                        Insurance.  Schedule 3.14 of the Disclosure Schedule sets forth a list of all policies of fire, general liability, worker’s compensation, errors and omissions, malpractice and other forms of insurance maintained by or on behalf of Seller or BBI to provide insurance protection for the Business over the last five years.  Neither Seller nor BBI has received any written notice of cancellation or material amendment of any such policies; no coverage thereunder is being disputed; and all material claims thereunder have been filed in a timely fashion.

3.15                        Permits.  Source Scientific holds free from all Encumbrances all of its Permits.  The Permits held by Source Scientific constitute all of the Permits required for the lawful operation of the Business as presently conducted, except where the failure to have any such Permits would not have a material adverse effect on the Business or on the Source Scientific

Assets.  Schedule 3.15 of the Disclosure Schedule sets forth a list of all such Permits, true and complete copies of which have been furnished to Buyers.  All Permits set forth on Schedule 3.15 of the Disclosure Schedule are in full force and effect.  Except as set forth on Schedule 3.15 of the Disclosure Schedule, to the Knowledge of Seller and BBI, Source Scientific is in material compliance with all conditions or requirements imposed by or in connection with the Permits and with respect to its operation of the Business, and no written or oral notice has been received from any government or licensing authority that any governmental or licensing authority intends to cancel, terminate or modify any of the Permits and neither Seller nor BBI knows of any valid grounds for any such cancellation, termination or modification.

3.16                        Employees.  Schedule 3.16 of the Disclosure Schedule sets forth a list of the names, current annual rates of salary, bonuses, employee benefits, accrued vacation times, sick pay and other compensation, whether paid or accrued, date of hire and location of all the present employees, contractors and agents of Seller, BBI and Source Scientific who provide services in connection with the Business.  Except as set forth on Schedule 3.16 of the Disclosure Schedule, there are no employment or consulting contracts or arrangements, including pensions, bonus or profit sharing plans, or other severance or termination contracts or arrangements which constitute contractual obligations of Source Scientific not terminable on 14 days’ notice.  There are no collective bargaining agreements with any union or other bargaining group for any of Source Scientific’s employees, nor is Seller or BBI aware of any efforts by Source Scientific’s employees or contractors to organize or participate in any of the foregoing.  To Seller’s and BBI’s Knowledge, no employee or contractor is in violation of any of its obligations to, or any employment agreement with, a prior employer.  Except as set forth on Schedule 3.16 of the Disclosure Schedule, no key employee or key contractor of Source Scientific has indicated any intention to terminate his or her employment with Source Scientific.  To the Knowledge of Seller and BBI, Source Scientific has complied with all provisions of law pertaining to the employment of employees, including, without limitation all such laws relating to labor relations, equal employment practices, fair employment practices, entitlements, classifications as employees or independent contractors, COBRA, prohibited discrimination, terms and conditions of employment, wages and hours, or other similar employment practices or acts the failure to comply with which would have a material adverse effect on the Source Scientific Assets or the Business.  Source Scientific is not engaged in any unfair labor practices or, to Seller’s and BBI’s Knowledge, is a party to any Action involving a violation or alleged violation of any of any of the foregoing.

3.17                        Employee Benefits.  Schedule 3.17 of the Disclosure Schedule contains a complete list of the Employee Plans of Seller, BBI or Source Scientific used in the Business (true, correct and complete copies of which have been delivered to Buyers).  For purposes of this Section 3.17, the term “Employee Plans” includes all plans, programs, agreements, arrangements and methods of contribution or compensation (including all amendments to and components of the same, such as a trust with respect to a plan) providing any remuneration or benefits, other than current cash compensation, to any current or former employee of Seller, BBI or Source Scientific involved in the Business, or to any other person who provides services to Seller, BBI or Source Scientific in the Business, whether or not such plan or plans, programs, agreements, arrangements, and methods of contribution or compensation are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and whether or not such plan or plans, programs, agreements, arrangements and methods of contribution or compensation are qualified under the Internal Revenue Code of 1986, as amended (the “Code”).  Except for Employee Plans described on Schedule 3.17 of the Disclosure Schedule, neither Seller, BBI nor Source Scientific is a party to or otherwise bound by or subject to any agreement, understanding, arrangement or obligation relating to the employment, compensation or benefits of any employee used in the Business.  To the Knowledge of Seller and BBI, all Employee Plans are now, and have always been, established, maintained and operated in accordance with all applicable laws (including, but not limited to, ERISA and the Code) and all regulations and interpretations thereunder and in accordance with the underlying plan documents, the failure to comply with which would have a material adverse effect on the Source Scientific Assets or the Business.

3.18                        Environmental Matters.

(a)                                  Except as disclosed in Schedule 3.18 of the Disclosure Schedule, to Seller’s and BBI’s Knowledge, any and all waste oil, hazardous waste, hazardous substances, toxic substances or hazardous materials used or generated by Seller or BBI in the Business have always been and are being generated, used, stored or treated on or at any of the properties or facilities owned or leased by Seller, BBI or Source Scientific (for the purposes of this Section, a “Site”) in accordance in all material respects with federal, state and local laws, regulations and ordinances. Copies of any and all filings made or documents prepared under the California Safe Drinking Water & Toxic Enforcement Act of 1986 and under Title III of the Superfund Amendments and Reauthorization Act of 1986, including without limitation material safety data sheets and chemical lists, have been provided to Buyers.

(b)                                 Except as disclosed in Schedule 3.18 of the Disclosure Schedule, to Seller’s and BBI’s Knowledge, no petroleum, oil, hazardous waste, hazardous substances, toxic substances or hazardous materials used or generated by Seller or BBI in the Business have ever been, are being, are intended to be or are threatened with being spilled, released, discharged, disposed, placed, leaked or otherwise caused to become located in the air, soil or water in, under or upon a Site.  Seller and BBI have provided Buyers with copies of all notices filed pursuant to Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended (“CERCLA”), or comparable state law, including without limitation any reports, whether oral or written, made to the National Response Center, or other agencies.

(c)                                  Except as disclosed in Schedule 3.18 of the Disclosure Schedule, to Seller’s and BBI’s Knowledge, no petroleum, oil, hazardous substances or hazardous waste have ever been shipped by or for Seller or BBI in the Business to other sites or facilities for treatment, storage or disposal, and neither Seller nor BBI has received any notice that any sites or facilities to which any such wastes have been shipped or sent are subject to or threatened to become subject to any governmental response action or clean up order. Seller and BBI have provided Buyers with copies of all manifests documenting disposal of hazardous substances relating to operations of the Business.

(d)                                 Except as disclosed in Schedule 3.18 of the Disclosure Schedule, to Seller’s and BBI’s Knowledge, all hazardous materials and toxic substances used in the operation of the business have been shipped by Seller or BBI in accordance in all material respects with all applicable federal, state and local laws, regulations and ordinances, including The Hazardous Materials Transportation Act, the regulations of the Department of Transportation, and any corresponding state and local statute and regulations adopted pursuant to said acts.

(e)                                  To Seller’s and BBI’s Knowledge, all underground tanks and other underground storage facilities located at any Site are disclosed in Schedule 3.18 of the Disclosure Schedule and copies of all notifications made to federal, state or local authorities pursuant to the Resource Conservation and Recovery Act relating to underground storage tanks have been provided to Buyers.  To Seller’s and BBI’s Knowledge, as of the Closing Date, none of such underground tanks and other underground storage facilities are in violation of any federal, state or local environmental law, regulation or ordinance.

(f)                                    Except as disclosed in Schedule 3.18 of the Disclosure Schedule, to Seller’s and BBI’s Knowledge, all wells, water discharges and other water diversions on any Site are properly registered and/or permitted under, and copies of such permits have been provided to Buyers, and do not violate in any material respects, any applicable federal, state or local law, regulation or ordinance.

(g)                                 Except as disclosed in Schedule 3.18 of the Disclosure Schedule, to Seller’s and BBI’s Knowledge, Source Scientific has all necessary and applicable air permits and licenses, and has properly registered (for air pollution control purposes) all air emitting devices used in activities conducted by it, as required by applicable federal, state or local law, regulation or ordinance, the failure to obtain which would not have a material adverse effect on the Source Scientific Assets or the Business. Copies of all such permits have been provided to Buyers.

(h)                                 For purposes of this section, “hazardous waste”, “hazardous substances”, “hazardous material”, “oil”, “petroleum”, “toxic substances”, “manifest”, “material safety data sheets”, and “response action” shall have the meaning set forth in the Resource Conservation and Recovery Act, CERCLA The Hazardous Materials Transportation Act, The Federal Water Pollution Control Act, The Toxic Substances Control Act, and corresponding state and local statutes, and ordinances and any amendments, or successor legislation to such Acts, or as currently defined in any federal, state or local regulations adopted pursuant to such Acts.

3.19                        Compliance with Laws.  To Seller’s and BBI’s Knowledge, except as set forth on Schedule 3.19 of the Disclosure Schedule, Seller’s and BBI’s operation of the Business is, and has been conducted, in compliance in all material respects with all other laws (including, but not limited to, environmental laws) for which a more specific representation regarding such compliance is not provided elsewhere in this Agreement.  Except as set forth in Schedule 3.19 of the Disclosure Schedule, neither Seller nor BBI has received any notice from or otherwise been advised that any governmental authority or other person is claiming any violation or potential violation of any law.

3.20                        Taxes and Tax Returns.  Except as set forth on Schedule 3.20 of the Disclosure Schedule, (a) each of Seller and BBI has duly filed all Tax Returns (as hereinafter defined) which are required by law to be filed by it on or prior to the date hereof with respect to the Business and except as set forth in Schedule 3.20 of the Disclosure Schedule, no extensions have been filed with regard to such Tax Returns; (b) each of Seller and BBI has duly paid all Taxes due or claimed to be due from it with respect to all taxable periods or portions of periods ended on or before the date hereof (whether or not shown on any Tax Return) with respect to the Business, and there are no assessments or claims with respect to the Business for payment of Taxes now pending or, to Seller’s and BBI’s Knowledge, threatened, nor any audit of the records with respect to the Business of Seller, BBI or Source Scientific being made or threatened by any taxing authority for any such periods or portions thereof; and (c) there are no facts or circumstances which could reasonably be expected to constitute a basis for assessments or claims for the payment of additional Taxes.  For purposes of this Agreement, (i) the term “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and (ii) the term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

3.21                        No Broker.  Neither Seller nor BBI has retained any agent, finder or broker in connection with the transactions contemplated by this Agreement.  Seller and BBI, jointly and severally, shall indemnify, hold harmless and defend each Buyer for all commissions, finder’s and other fees and expenses of any such persons retained or purportedly retained by Seller, BBI or Source Scientific.

3.22                        SEC Compliance.  To BBI’s Knowledge, all disclosures made by Seller and BBI with respect to the Business in filings made by BBI with the Securities and Exchange Commission and the Nasdaq National Market contained at the date of each such document and report, no untrue statement of material fact or omitted to state any material fact necessary to make the information contained therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by subsequently filed documents.

3.23                        Unit Ownership.  Seller owns, beneficially and of record, all of the Units, free and clear of all Encumbrances, other than restrictions imposed by federal and applicable state securities laws which do not constitute an impediment to the transfer described in this Agreement.  Seller has not granted or sold, and Seller is not a party to any agreement, commitment or understanding, written or oral, that provides for the grant or sale of, options or rights to purchase or restrictions on the transfer of, and Seller is not obligated to sell or otherwise transfer, any of the Purchased Units to any person or entity except to Buyers.

3.24                        Full Disclosure.  No representation, warranty or other statement of Seller or BBI contained in this Agreement, any of the Ancillary Agreements or any other document, certificate or written statement furnished to Buyers in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

4.                                      Representations and Warranties of Buyers.  Each Buyer represents and warrants to Seller and BBI, jointly and severally, as follows:

4.1                               Due Execution and Delivery; Binding Obligations.  Such Buyer has the requisite legal capacity to enter into this Agreement and the Ancillary Agreements, to the extent he is a party thereto, to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement and each of the Ancillary Agreements have been duly executed and delivered by such Buyer, to the extent he is a party hereto or thereto.  This Agreement and each of the Ancillary Agreements constitute, the legal, valid and binding agreements and obligations of  such Buyer, to the extent he is a party hereto or thereto, enforceable against such Buyer in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws.

4.2                               No Conflict or Violation.  Neither the execution and delivery of this Agreement and the Ancillary Agreements by such Buyer, to the extent he is a party hereto or thereto, nor the consummation of the transactions contemplated hereby and thereby, will result in (a) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under or result in the termination of, or accelerate the performance required by, or create a right of termination or acceleration under, any agreement to which such Buyer is a party or by which his assets or any business is bound or affected; (b) to such Buyer’s knowledge, a violation by such Buyer of any applicable law; or (c) a violation by such Buyer of any order, judgment, writ, injunction decree or award to which such Buyer is a party.

4.3                               Consents and Approvals.  Except for the Seller’s Required Consents and state and federal filings that may be required under applicable securities laws with respect to the issuance and sale of the Purchased Units, no consent, permit approval or authorization of, or declaration, filing, application, transfer, registration with, any governmental or regulatory authority, or any other person or entity is required to be made or obtained by such Buyer by virtue of his execution, delivery and performance of this Agreement or any of the Ancillary Agreements to which he is a party, or to avoid the loss of any Permit from, and filings with, any governmental authority used in or relating to its business, or the violation, breach or termination of, or any default under, or the creation of Encumbrances on any of its assets pursuant to the terms of any law.

4.4                               Investment Intent.  Such Buyer is acquiring the Purchased Units for his own account, with the intention of holding the same for investment and not with a view to the distribution thereof in violation of federal and state securities laws.  Such Buyer understands that the Purchased Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws in reliance upon exemptions contained in the Securities Act and such applicable state securities laws, and that Seller’s reliance upon such exemptions is based in part on the representations of such Buyer contained in this Agreement.  Such Buyer further understands and acknowledges that the Purchased Units must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or unless such disposition is exempt from registration thereunder.  Such Buyer is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act.  Such Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of making the investment contemplated hereby.  The principal residence of such Buyer is located in the State of California and substantially all of the decisions with respect to the investment being made hereby were made at such location.

4.5                               Broker.  Such Buyer has not retained any broker, agent or finder in connection with the transactions contemplated by this Agreement.  Such Buyer shall indemnify, hold harmless and defend Seller and BBI for any commissions, finder’s and other fees and expenses of any such persons retained or purportedly retained by such Buyer.

4.6                               Buyers’ Other Businesses.  Prior to the Closing, Sargeant, as his full time occupation, has been operating a sports physiology business (the “Sports Business”) and a design and engineering consulting practice (the “Design and Engineering Practice”).  Prior to the Closing, Henson, as his full time occupation, has been conducting a medical marketing consulting business (the “Medical Consulting Business”).  For the year ended December 31, 2003, the total combined revenue of the Sports Business, the Design and Engineering Practice and the Medical Consulting Business was approximately $250,000.  Sargeant conducts the Sports Business, through Velodyne Sports, a Delaware Corporation, where Sargeant is a major shareholder, and conducts the Design and Engineering Practice as a sole proprietorship.  Henson conducts the Medical Consulting Business as a sole proprietorship. Sargeant holds less than 50% of the outstanding ownership interest in Velodyne Sports, Inc. and has been involved in the management and operation of that business.

5.                                      Obligations On and Following the Closing.

5.1                               Termination of Security Interests, Liens and Options.  Seller and BBI shall cause to be discharged, without additional cost, liability, payment, obligation to or diminution of assets of the Business, each of the obligations or liabilities set forth in Schedule 5.1 of the Disclosure Schedule (the “Excluded Liabilities”).  Seller and BBI shall also cause to be removed, at no cost, liability, payment or obligation, or diminution in assets of the Business or a Buyer, all Encumbrances on or attaching to any of the Source Scientific Assets that are set forth on Schedule 5.1 of the Disclosure Schedule.  In the event that Seller or BBI should fail to discharge or remove any of the foregoing, each Buyer shall immediately have the right to offset the amount of such Excluded Liability, as and when any such Excluded Liability should become due and payable, in accordance with Section 9(g).

5.2                               Additional Financing.  As soon as practicable after the Closing Date, Buyers shall use commercially reasonable efforts to cause Source Scientific to secure senior debt financing in an amount no less than $250,000.  Each of Seller and BBI shall reasonably cooperate with Buyers in their efforts to obtain such senior debt financing, including, without limitation, subordinating each Buyer’s payment obligations under such Buyer’s Buyer Note to the extent and in the manner provided in any subordination agreement which may be entered into between a Buyer, Source Scientific and any such lender, to the prior payment in full of all such senior debt financing; provided, however, that any such subordination agreement must be reasonably acceptable to Seller and BBI.

5.3                               Certain Company Agreements.  On the Closing Date, immediately after the consummation of the Closing, Buyers, as the controlling members of Source Scientific, subject to the express limitations and in accordance with the terms set forth in Section 5.1.1 of the Operating Agreement (as defined in Section 7.2(g), below), shall elect a new board of managers of Source Scientific, elect new officers of Source Scientific, execute and deliver to Richard W. Henson and Bruce A. Sargeant an Employment Agreement (as defined in Sections 7.3(h) and (i)), execute and deliver the Services Agreement, the Henson Contribution Agreement, the Sargeant Contribution Agreement, the Henson Inventions Agreement and the Sargeant Inventions Agreement (as defined in Sections 7.2(f), 7.3(f), (g), (j) and (k), respectively), and execute and deliver all other Ancillary Agreements to which it is a party (collectively, the “Post-Closing Agreements”).  Upon the execution by Source Scientific of each Post Closing Agreement, each Post Closing Agreement shall constitute valid obligations of Source Scientific, and shall be legally binding on and enforceable against Source Scientific in accordance with their terms except as such enforceability may be limited by (a) bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and (b) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreements are sought to be enforced in a proceeding at law or in equity).

5.4                               Buyers’ Other Businesses.  Each of BBI and Seller understands and acknowledges that Sargeant, as his full time occupation prior to the Closing Date, operated the Sports Business and the Design and Engineering Practice, and Henson, as his full time occupation prior to the Closing Date, operated the Medical Consulting Business.  The Design and Engineering Practice and the Medical Consulting Business provide consulting services to businesses regarding matters that are often related to the conduct of business similar to the Business.  Effective June 1, 2004, each Buyer shall cease performing the Design and Engineering Practice and the Medical Consulting Business outside of the Business and shall perform the Design and Engineering Practice and the Medical Consulting Business only by and through Source Scientific, including any existing, on-going projects that are currently active. After the Closing Date, Sargeant will integrate into Source Scientific certain personally owned business assets, including electronic test equipment, office furniture, fixtures, computers, photocopier, software, engineering reference books and materials.  Moreover, each of BBI and Seller understands and acknowledges that Sargeant has an ownership interest in Velodyne Sports, Inc. (“Velodyne”).  Velodyne produces a fitness machine for cyclists called the Velodyne.  Summit Cycles, a California Corporation, develops and manufactures fitness equipment and builds and sells product for Velodyne.  After the Closing Date, Sargeant agrees that he shall not make use of the Sports Business to pursue any business opportunities with Summit Cycle and Velodyne, but shall cause each such opportunity to be serviced by and through Source Scientific.  Without limiting the generality of the foregoing, Sargeant shall use his best efforts to cause Summit Cycle to procure from Source Scientific all of the electronic components incorporated by Summit Cycle into the Velodyne product.

5.5                               Expenses.  Each party to this Agreement shall pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

6.                                      Survival of Representations and Warranties.  All of the respective representations and warranties of Seller, BBI and Buyers set forth in this Agreement shall remain in full force and effect and shall survive the Closing for a period of three (3) years following the Closing.

7.                                      Closing.

7.1                               Scheduled Closing.  The consummation of the sale and purchase of the Purchased Units (the “Closing”) shall take place by remote location coordinated from the offices of Preston Gates & Ellis, LLP, 1900 Main Street, Suite 600, Irvine, California  92614 on the date of this Agreement (the “Closing Date”).  The parties agree that the purchase and sale of the Purchased Units shall be deemed to be effective at 12:01 a.m. on June 1, 2004 (the “Effective Date”).

7.2                               Seller’s and BBI’s Obligations at Closing.  At the Closing, Seller and BBI shall deliver, or cause to be delivered, to Buyers, the following documents and instruments, in form and substance reasonably satisfactory to Buyers and their counsel:

(a)                                  Certificates representing all of the Purchased Units, with each such certificate duly executed by Seller on the reverse side thereof for transfer to the appropriate Buyer;

(b)                                 The LLC Membership Interest Pledge Agreement, as required under Section 2.2;

(c)                                  The Non-Competition Agreement, duly executed by Seller and BBI, as required under Section 2.3;

(d)                                 Evidence that Seller, BBI and Source Scientific has paid in full or otherwise discharged the obligations set forth in Schedule 5.1 of the Disclosure Schedule as required by and in accordance with Section 5.1, and UCC Termination Statements and such other evidences of release and/or termination of the security interests, pledges, liens and other Encumbrances as Buyers shall reasonably request, terminating all security interests, pledges and liens and other Encumbrances listed on Schedule 5.1 of the Disclosure Schedule;

(e)                                  Evidence satisfactory in form and substance to Buyers that each of the Seller’s Required Consents have been obtained;

(f)                                    The PCT Services Agreement in the form of Exhibit D attached hereto (the “Services Agreement”), duly executed by Seller or, to the extent that the Services Agreement does not provide for separate execution thereof by Seller, by its execution of this Agreement, Seller hereby agrees to be bound by all of its obligations thereunder;

(g)                                 An Amended and Restated Operating Agreement, in the form of Exhibit E attached hereto (the “Operating Agreement”), duly executed by Seller;

(h)                                 A Call Option Agreement, in the form of Exhibit F attached hereto (the “Call Option Agreement”), duly executed by Seller;

(i)                                     An originally executed amendment to Seller’s Articles of Incorporation, for filing by BBI, amending Seller’s Articles of Incorporation to change the name of Seller to a name other than “Source Scientific” or any variation thereof;

(j)                                     Secretary’s Certificate of Seller, certifying as to (i) the resolutions of the board of directors of Seller, authorizing the execution and delivery of this Agreement, the Ancillary Agreements and each of the other agreements and documents to be executed in connection with this Agreement, (ii) the resolutions of the shareholder of Seller, approving the principle terms of the purchase and sale of the Purchased Units, and (iii) the incumbency of the officers of Seller executing this Agreement, the Ancillary Agreements or any of the other agreements and documents to be executed in connection with this Agreement;

(k)                                  Secretary’s Certificate of BBI, certifying as to (i) the resolutions of the board of directors of BBI, authorizing the execution and delivery of this Agreement, the Ancillary Agreements and each of the other agreements and documents to be executed in connection with this Agreement, and (ii) the incumbency of the officers of BBI executing this Agreement, the Ancillary Agreements or any of the other agreements and documents to be executed in connection with this Agreement; and

(l)                                     Such other documents and instruments as Buyers or Buyers’ counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

7.3                               Obligations of Buyers at the Closing.  At the Closing, Buyers shall deliver to Seller and BBI the following documents and instruments, in form and substance reasonably satisfactory to Seller and BBI:

(a)                                  The Buyer Notes to be issued to Seller pursuant to Section 2.1;

(b)                                 The LLC Membership Interest Pledge Agreement, as required  under Section 2.2;

(c)                                  The Non-Competition Agreement, as required under Section 2.3;

(d)                                 The Operating Agreement, duly executed by Buyers;

(e)                                  The Call Option Agreement, duly executed by Buyers;

(f)                                    A Contribution, Assignment and Assumption Agreement, in the form of Exhibit G attached hereto, duly executed by Henson (the “Henson Contribution Agreement”), pursuant to which Henson shall contribute to Source Scientific $12,500 in cash and all of his right, title and interest in and to the Medical Consulting Business;

(g)                                 A Contribution, Assignment and Assumption Agreement, in the form of Exhibit H attached hereto, duly executed by Sargeant (the “Sargeant Contribution Agreement”), pursuant to which Sargeant shall contribute to Source Scientific $12,500 in cash and all of his right, title and interest in and to the Sports Business and the Design and Engineering Practice;

(h)                                 An Employment Agreement, in the form of Exhibit I attached hereto (the “Employment Agreement”), duly executed by Henson;

(i)                                     An Employment Agreement duly executed by Sargeant;

(j)                                     The Employee Proprietary Information and Assignment of Inventions Agreement in the form of Attachment 1 to the Employment Agreement, duly executed by Henson (the “Henson Inventions Agreement”);

(k)                                  The Employee Proprietary Information and Assignment of Inventions Agreement in the form of Attachment 1 to the Employment Agreement, duly executed by Sargeant (the “Sargeant Inventions Agreement”); and

(l)                                     Such other documents and instruments as Seller or its counsel may reasonably request to better evidence or effectuate the transactions contemplated hereby.

8.                                      Publicity and Disclosures.  No press releases or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made without the prior knowledge and written consent of Buyers, Seller, BBI and Source Scientific.  Buyers acknowledge, however, that BBI, as a public company, may be legally obligated to make certain public announcements from time to time regarding its businesses, including one or more announcements regarding the transactions contemplated by this Agreement.  Accordingly, Buyers agree that, notwithstanding any other provision of this Section 8, Seller and BBI shall be free to make such public announcements regarding the transactions contemplated by this Agreement at such time as BBI reasonably believes such announcements are required in order to comply with applicable federal and state securities laws, provided that BBI first provides Buyers with a copy of such announcement prior to its release.

9.                                      Indemnification.

(a)                                  Seller and BBI shall, jointly and severally, indemnify, hold harmless and defend each Buyer and his heirs, successor and assigns (collectively, the “Buyer Related Parties”) from and against any and all Damages (as hereinafter defined) that are incurred by the Buyer Related Parties and arise out of or are based upon, in whole or in part:

(i)                                     the breach of any representation or warranty of Seller or BBI contained in this Agreement or in any Exhibits or Disclosure Schedules hereto, provided, however, that this Section 9(a)(i) shall not apply to such a breach with respect to any of the representations and warranties that are exclusively governed by Sections 9(a)(ii) and 9(a)(iii);

(ii)                                  the breach of any representation or warranty of Seller or BBI made under Sections 3.3 and 3.23 of this Agreement;

(iii)                               the failure by Seller, BBI or Source Scientific to have paid all Taxes due or claimed to be due from it with respect to all taxable periods or portions of such taxable periods ended on or before the Effective Date;

(iv)                              the failure by Seller or BBI to perform or comply with any covenant, agreement or other obligation, contained in this Agreement or in any of the Exhibits or Disclosure Schedules hereto;

(v)                                 the Excluded Liabilities; and

(vi)                              The operation of the Business by Seller or BBI through and including the Closing, except for any and all liabilities, obligations and commitments of Source Scientific (other than any of the Excluded Liabilities) relating exclusively to the Business that arise out of the Assumed Liabilities (as defined in the Assumption of Liabilities), but not including any liability, obligation or commitment of Source Scientific for any breach thereof by Source Scientific or a predecessor-in-interest occurring prior to the Closing.

“Damages,” as used in this Section 9, shall mean all liabilities, damages, losses, Taxes, assessments, costs and expenses (including, without limitation, reasonable attorneys’ and accountants’ fees and expenses) and any judgments or assessments, fines or penalties incurred by any Indemnified Party or parties, whether or not they have arisen from or were incurred in or as a result of any demand, claim, action, suit, assessment or other proceeding or any settlement or judgment, and whether sustained before or after the Closing Date.

(b)                                 Each Buyer, jointly and severally, shall indemnify, hold harmless and defend Seller and BBI from and against any and all Damages that arise out of or are based upon:

(i)                                     the breach of any representation or warranty of such Buyer contained in this Agreement or in any Exhibits or Disclosure Schedules hereto;

(ii)                                  the failure by such Buyer to perform or comply with any covenant, agreement or other obligation, contained in this Agreement; or

(iii)                               the operation of the Business by Source Scientific after the Closing, but only for such times that Buyers constitute at least a majority of the managers of Source Scientific, except to the extent that any such Damages are the result of the gross negligence or reckless or willful misconduct of Seller or BBI or any of their respective officers, directors, shareholders, employees, agents and successors and assigns (other than Source Scientific).

(c)                                  No claim for indemnification under this Section 9 may be made with respect to the breach of any representation or warranty after the date of expiration of the survival of such representation or warranty as set forth in Section 6.

(d)                                 Notwithstanding any provision of this Agreement to the contrary, no party shall have any obligation to indemnify any other party that would otherwise be entitled to indemnification under Sections 9(a)(i) or 9(b)(i), unless the persons so entitled to indemnity thereunder have suffered Damages in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) (the “Deductible”), and then only to the extent of such excess.

(e)                                  Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly notify the other party or parties from whom indemnity may be sought under this Section 9 (the “Indemnifying Party”), of the claim and, when known, the facts constituting the basis for such claim; provided that the Indemnified Party’s failure to give such notice shall not affect any rights or remedies of such Indemnified Party hereunder with respect to indemnification for Damages except to the extent that the Indemnifying Party is materially prejudiced thereby.  In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceeding by a third party, the notice to the Indemnifying Party shall specify, if known, the amount or any estimate of the amount of the liability arising therefrom.  Neither the Indemnified Party nor any Indemnifying Party shall settle or compromise any claim by a third party for which the Indemnified Party is entitled to indemnification hereunder, without the prior written consent of the other party (which shall not be unreasonably withheld).

(f)                                    Each Buyer shall, if it is the Indemnifying Party, and may, at its option, if it is the Indemnified Party and it so elects, (i) take control of the defense and investigation of such lawsuit or action, (ii) employ and engage attorneys of its own choice which are reasonably acceptable to Seller, if Seller or BBI is the Indemnifying Party, to handle and defend the same, at the Indemnifying Party’s cost, risk and expense; and (iii) compromise or settle such claim, which compromise or settlement shall be made only with the written consent of Seller, which shall not be unreasonably withheld.

(g)                                 Each Buyer’s sole and exclusive remedy with respect to its indemnification rights under Section 9(a) of this Agreement shall be limited to reduction and offset of such Buyer’s obligations to Seller under such Buyer’s Buyer Note.  In the event that such Buyer incurs any Damages under Section 9(a), then such Buyer shall promptly notify Seller in writing of the amount of such Damages and the resulting reduction and offset under such Buyer’s Buyer Note (the “Offset Amount”).  Seller and BBI shall have 30 days following the receipt of the Offset Notice to give written notice of their disagreement with such reduction and offset.  The reduction and offset shall become final and binding upon Seller and BBI if neither Seller nor BBI objects within 30 days of receipt of the Offset Notice.  If either Seller or BBI does object to such reduction and offset, the parties shall negotiate in good faith with respect to the matter.  In the event that the parties are unable to reach agreement as to the dispute, and a court of competent jurisdiction determines that Buyer was entitled to less than 90% of any reduction and offset taken under this Section 9(g), such Buyer shall pay to Seller and BBI interest at a rate of ten percent (10%) per annum on the amount initially offset against such Buyer’s Buyer Note and shall reimburse Seller and BBI for all reasonable attorneys’ fees and costs incurred by Seller and BBI in connection with the litigation of such dispute.  If, however, a court of competent jurisdiction determines that such Buyer was entitled to 90% or more of any reduction and offset taken under this Section 9(g), Seller and BBI, jointly and severally, shall reimburse such Buyer for all reasonable attorneys’ fees and costs incurred by such Buyer in connection with the litigation of such dispute.

10.                               Notices.  All notices, requests, demands or other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by certified mail, return-receipt requested, postage prepaid or by facsimile transmission as follows:

(i)	If to Seller or BBI, addressed to:

Boston Biomedica, Inc.
375 West Street
West Bridgewater, MA 02379-1040
Attn: Richard T. Schumacher
Facsimile: (508) 580-1110

With a copy to:

Brown Rudnick Berlack Israels, LLP
One Financial Center
Boston, Massachusetts 02111
Attn: Steven R. London, Esq.
Facsimile: (617) 856.8201

(ii)	If to Buyers, addressed to:

Richard W. Henson and
Bruce A. Sargeant
c/o Source Scientific, LLC
7390 Lincoln Way
Garden Grove, California 92641
Facsimile: (714) 898-9001

With a copy to:

Preston Gates & Ellis LLP
1900 Main Street, Suite 600
Irvine, California 92614
Attn: Bart Greenberg, Esq.
Facsimile: (949) 623-4455

Any party may from time to time, by written notice to the other parties, designate a different address, which shall be substituted for the one specified above for such party.  If any notice or other document is sent by certified or registered mail, return receipt requested, postage prepaid, properly addressed as aforementioned, the same shall be deemed served or delivered 72 hours after mailing thereof.  If any notice is transmitted by facsimile machine to a party, it will be deemed to have been delivered on the date the facsimile thereof is actually received, provided that an original or photocopy of the document sent is also mailed, postage prepaid, to the address then applicable to such party within 24 hours after such transmission.

11.                               Assignment.  Neither Seller nor BBI may assign this Agreement, or assign any rights or delegate any duties hereunder, without the prior written consent of Buyers.

12.                               Waiver of Jury Trial.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT JUDGE AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT, ANY AGREEMENTS REFERRED TO HEREIN OR ANY DOCUMENTS RELATED HERETO OR THERETO.

13.                               Miscellaneous.

13.1                        Severability.  Any provision of this Agreement which is illegal, invalid or unenforceable shall be ineffective to the extent of such illegality, invalidity or unenforceability, without affecting in any way the remaining provisions hereof.  In such event, this Agreement will be construed as if such unlawful or unenforceable provisions had never been contained in this Agreement in order to effectuate the intentions of the parties in executing this Agreement.

13.2                        Further Assurances.  Each party shall execute and deliver, both before and after the Closing, such instruments and take such other actions as the other party or parties, as the case may be, may reasonably request in order to carry out the intent of this Agreement or to better evidence or effectuate the transactions contemplated herein.

13.3                        Governing Law.  This Agreement is deemed to have been made in the State of California, and its interpretation, its construction and the remedies for its enforcement or breach are to be applied pursuant to, and in accordance with, the internal laws of California.

13.4                        Incorporation and Amendment.  This Agreement, the Ancillary Agreements, the Schedules and Exhibits hereto and each additional agreement and document referred to herein constitute the entire agreement of the parties, superseding and extinguishing all prior agreements and understandings, representations and warranties, relating to the subject matter hereof, including without limitation, the Non-Binding Letter of Intent dated April 12, 2004 between BBI and Ocean Partners.  This Agreement may not be modified, amended or terminated except by written agreement specifically referring to this Agreement signed by the parties.

13.5                        Waiver.  No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

13.6                        Cumulative Remedies.  No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

13.7                        Counterparts.  This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[ rest of page intentionally left blank ]

13.8                        Knowledge of Seller and BBI.  “Knowledge of Seller and BBI” (and similar terms as used herein) means that nothing has come to the attention of any officer or director of Seller or BBI that gives such person actual knowledge of, or would cause a reasonable person under similar circumstances to make further inquiry into, the existence or absence of any material information bearing on the matter.

IN WITNESS WHEREOF, the undersigned entities have caused this LLC Membership Interest Purchase Agreement to be executed by their duly authorized agents, and the undersigned individuals have executed this LLC Membership Interest Purchase Agreement, as of the date first above stated.

“BUYERS”:	“SELLER”:

BBI SOURCE SCIENTIFIC, INC., a Massachusetts corporation,

/s/Richard W. Henson	By:	/s/Richard T. Schumacher
RICHARD W. HENSON		Its:	Authorized Agent

“BBI”:

BOSTON BIOMEDICA, INC., a Massachusetts corporation,

/s/Bruce A. Sargeant	By:	/s/Richard T. Schumacher
BRUCE A. SARGEANT		Its:	Chief Executive Officer